Exhibit 3.2

                                 IONATRON, INC.



                           CERTIFICATE OF DESIGNATION
                                       OF
                         SERIES A REDEEMABLE CONVERTIBLE
                                 PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)

      The undersigned, the authorized officer of Ionatron, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") does hereby certify that, in accordance with Section 141 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on October 18, 2005:

      RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock, par value $.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK

      Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Redeemable Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), the par value thereof shall be $.001 per share and the number of shares constituting the Series A Convertible Preferred Stock shall be 950,000.

      Section 2. Rank. With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Series A Convertible Preferred Stock will rank: (i) senior to: (A) the common stock, par value $.001 per share (the "Common Stock") of the Corporation; (B) all other classes of common stock of the Corporation; and (C) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the "Board of Directors" or the "Board") of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Junior Stock"); (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

      Section 3. Dividends and Distributions.

      (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends at the initial rate of 6.5% of the Liquidation Preference, as defined below, per share (the "Initial Dividend Rate"), payable, at the option of the Corporation, in cash or, subject to Section 3(c), shares of Common Stock or a combination of cash and Common Stock. Upon the occurrence of
(i) a Registration Default (as defined in a Registration Rights Agreement to be entered into by and among the Corporation and the holders of initial shares of Series A Convertible Preferred Stock to be issued by the Corporation with respect to the initial shares of Series A Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof) or (ii) the Company's failure to pay dividends in the five (5) business days following a Dividend Payment Date (a "Payment Default" and, together with a "Registration Default," a "Default"), the dividend rate shall immediately and automatically increase to 7.5% of the Liquidation Preference per share for as long as such Default continues (or return to the Initial Dividend Rate at such time as such Default no longer continues) but only up to 90 days in the case of a Registration Default and thereafter, if in the case of a Registration Default, at such time, the Registration Default is continuing, the dividend rate shall immediately and automatically further increase to 10% of the Liquidation Preference for as long as such Registration Default continues and shall immediately and automatically return to the Initial Dividend Rate at such time as the Registration Default is no longer continuing; and, if a Payment Default shall occur on two consecutive Dividend Payment Dates, the dividend rate shall immediately and automatically increase to 10% of the Liquidation Preference for as long as such Payment Default continues and shall immediately and automatically return to the Initial Dividend Rate at such time as the Payment Default is no longer continuing.

      (b) Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the date of initial issuance, or from the most recent date to which dividends have been paid or duly provided for.

      (c) Dividends shall accrue as of the date of issuance, and shall be payable quarterly, in arrears, on the first day of February, May, August and November in each year, beginning May 1, 2006 (each, a "Dividend Payment Date"). The record date for the determination of holders of shares of Series A Convertible Preferred Stock entitled to receive a payment of a dividend declared thereon shall be January 15, April 15, July 15 and October 15, respectively, in each year, beginning April 15, 2006.

      (d) Notwithstanding anything herein to the contrary, the Corporation may elect to pay all or a portion of dividends on the Series A Convertible Preferred Stock in shares of Common Stock if (i) (A) the Corporation provides written notice of such election to the holders of Series A Convertible Preferred Stock at least ten (10) business days prior to the respective Dividend Payment Date,
(B) the Common Stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance and (C) a shelf registration statement covering the issuance by the Corporation and/or resales of the Common Stock issuable as payment of dividends on the Series A Convertible Preferred Stock is effective on the Dividend Payment Date, unless such registration is not required therefore and the recipients of such Common Stock would be entitled under applicable securities laws to immediately resell such Common Stock without volume limitation, or (ii) with respect to any holder of Series A Convertible Preferred Stock, such holder has agreed to waive one or more of the conditions set forth in clause 3(c)(i). Upon delivery of a written notice stating that a dividend will be paid in shares of Common Stock, such election shall be irrevocable unless the conditions to such election are not satisfactory on the Dividend Payment Date. In the event that the Corporation elects to make a dividend payment in shares of Common Stock, the number of shares of Common Stock issuable as payment of such dividend shall be determined by dividing the total amount of dividends due by an amount equal to 95% of the "Fair Market Value" of the Common Stock on the Dividend Payment Date. For purposes of this Section 3(d) "Fair Market Value" shall mean the weighted average closing sale price of the Common Stock as reported in composite transactions for the principal U.S. national securities exchange on which the Common Stock is listed or if the Common Stock is not listed on a national securities exchange, as reported by the Nasdaq Stock Market for the ten (10)-trading day period ending on the third
(3rd) trading day prior to the relevant date. In the event of payment of dividends in shares of Common Stock, the Corporation shall issue a full share in lieu of the issuance of the fractional share based upon the Fair Market Value of such fractional shares.

      Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum in cash equal to $25.00 per share (the "Liquidation Preference"), together with an amount equal to the dividends accrued and unpaid thereon (whether or not declared) to the date of final distribution to such holders, without interest, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Stock; provided, however, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only if the Corporation's payments with respect to the liquidation preference of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available, for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the accrued and unpaid dividends and the Liquidation Preference of the shares of Series A Convertible Preferred Stock as provided in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with another corporation in which the Corporation is not the surviving entity, or a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will not be considered a liquidation, dissolution or winding up of the Corporation.

      Section 5. Redemption. Provided that the Corporation has filed a registration with the Securities and Exchange Commission and such registration statement has been declared effective and covers the initial issuance of and/or resale of all of the shares of Series A Convertible Preferred Stock and all of the shares of Common Stock issuable upon conversion of, or payment of dividends upon, the Series A Convertible Preferred Stock and is available for use by the holders of Series A Convertible Preferred Stock for the period set forth in clause (a) or (b) below, as the case may be, the shares of Series A Convertible Preferred Stock shall be redeemable by the Corporation as provided below.

      (a) At any time or from time to time after November 1, 2008, if the closing sale price of the Common Stock as reported by Bloomberg equals or exceeds 140% of the Conversion Price on at least any twenty (20) trading days within a 30-trading day period, the Corporation shall have the option to redeem all or any outstanding shares of Series A Convertible Preferred Stock, out of funds legally available for such payment, upon not less thirty (30) days' prior notice (which notice must be sent within five (5) trading days of the end of the thirty (30)-day period), in cash at the Liquidation Preference (the "Redemption Price"), plus an amount in cash equal to all accrued and unpaid dividends to, but excluding, the date fixed for redemption.

      (b) At any time or from time to time after November 1, 2010, the Corporation shall have the option to redeem all or any of the outstanding shares of Series A Convertible Preferred Stock, out of funds legally available for such payment, upon not less than thirty (30) days' prior written notice, in cash at the Redemption Price, plus an amount in cash equal to all accrued and unpaid dividends to but excluding, the date fixed for redemption.

      (c) In the event of a partial redemption of the Series A Convertible Preferred Stock under Section 5(a) or Section 5(b), the shares to be redeemed will be selected on a pro rata basis, except that the Corporation may redeem all shares of Series A Convertible Preferred Stock held by any holder of fewer than 100 shares (or all shares of Series A Convertible Preferred Stock owned by any holder who would hold fewer than 100 shares as a result of such redemption), as determined by the Board of Directors.

      (d) The date on which an optional redemption under Section 5(a) or Section 5(b) or a purchase occurs under Section 7 occurs is referred to as the "Purchase Date."

      (e) The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

      Section 6. Conversion.

      (a) Each holder of the Series A Convertible Preferred Stock shall have the right to convert the Series A Convertible Preferred Stock, at any time, from time to time, in whole but not in part into shares of Common Stock in accordance with this Section 6. Each share of Series A Convertible Preferred Stock shall be convertible at the Corporation's office into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate (as hereinafter defined), in effect at the time of conversion. The "Conversion Rate" shall be equal to a fraction, (i) the numerator of which is equal to the Liquidation Preference plus any Delinquent Dividends (as defined in Section 6(m) and (ii) the denominator is $12.00, as may be adjusted in accordance with this
Section 6 (the "Conversion Price").

      (b) The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purposes to the Corporation or its agent, as provided above, certificates representing the shares of Series A Convertible Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a notice of conversion. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

      (c) In case the Corporation shall pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator shall be the sum of the numerator and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this Section 6(c), the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

      (d) In the event that the Corporation shall at any time declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its holders of Common Stock any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Corporation or by another person or entity, or any other thing of value, the holders of the Series A Convertible Preferred Stock, in addition to the shares of Common Stock or other securities receivable upon the conversion thereof, to receive, upon conversion of the Series A Convertible Preferred Stock, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution. At the time of any such dividend or distribution, the Corporation shall make appropriate reserves to ensure the timely performance of the provisions of this Section 6(d).

      (e) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

      (f) In case the Corporation shall fail to take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of Common Stock, then such record date shall be deemed to be the date of the issue of the shares of Common Stock deemed to have been issued as a result of the declaration of such dividend or other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

      (g) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of Section 6(h). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A
Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis.

      (h) If the Corporation is a party to a Change of Control under Section 7(i)(ii), each share of Series A Preferred Stock may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated Purchase Date of such Change of Control until the Purchase Date of such Change of Control, and, at the effective time, the right to convert a Series A Preferred Stock into Common Stock shall be changed into a right to convert such Series A Preferred Stock into the kind and amount of cash, securities or other property of the Corporation or another entity that the holder would have received if the holder had converted such Series A Preferred Stock immediately prior to the transaction. Alternatively, each holder of Series A Preferred Stock will have the right to require the Corporation to repurchase some or all of its shares of Series A Preferred Stock in accordance with the provisions of Section 7, in lieu of conversion of such shares of Series A Preferred Stock.

      The Corporation shall give the holders of Series A Preferred Stock notice of any Change of Control pursuant to Section 7(i)(ii) at least 15 Trading Days before the anticipated Purchase Date of such Change of Control and within 5 Trading Days after the Purchase Date of such Change of Control.

      In addition,  if the event  giving rise to a  conversion  right under this
Section 6(h) constitutes a Make Whole Change of Control for which a Make Whole Premium (as defined in Section 8(e)) would have been payable upon the election of a holder of shares of Series A Preferred Stock to require the Corporation to repurchase such shares in connection with such Make Whole Change of Control, a holder who instead elects to convert its shares of Series A Preferred Stock hereunder will be entitled to receive (i) shares of Common Stock in respect of the conversion obligation if shares of the Series A Preferred Stock are surrendered for conversion before the earlier of the record date for receiving a distribution in connection with the Make Whole Change of Control and the effective time of the Make Whole Change of Control, or the kind and amount of cash, securities and other assets or property that the holder would have received if the holder had held the number of shares of Common Stock into which the converted shares of Series A Preferred Stock were convertible immediately before the Make Whole Change of Control, if shares of the Series A Preferred Stock are surrendered for conversion after that date, plus (ii) the applicable Make Whole Premium, which may be paid in the form and amount provided in Section 8.

      (i) Upon the surrender of certificates representing shares of Series A Convertible Preferred Stock, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate, except the right to receive the Common Stock or other securities, cash or other property as herein provided.

      (j) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock and the aggregate number of shares of Common Stock which would otherwise be issuable upon any shares surrendered for conversion at one time by the same holder shall be rounded to the nearest whole number.

      (k) Whenever the Conversion Rate is adjusted, the Corporation will give notice by mail to the holders of record of Series A Convertible Preferred Stock, which notice shall be made within ten (10) days. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

      (l) Whenever the Corporation shall propose to take any of the actions specified in Section 6(c), (d), (e) or (h) which would result in any adjustment in the Conversion Rate under this Section 6, the Corporation mail at least 10 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the corporate action or the transaction.

      (m) "Delinquent Dividends" mean, on any given date, any accrued unpaid dividends due prior to the Dividend Payment Date immediately preceding such date, but excludes accrued and unpaid dividends beginning on the immediately preceding Dividend Payment Date through such date.

      Section 7. Change of Control Put Right.

     (a) (i) If a Change of Control (as defined in Section 7(i)) occurs, each holder of shares of Series A Convertible Preferred Stock that are outstanding immediately prior to the Change of Control shall have the right to require the Corporation to purchase, out of legally available funds, any outstanding shares of Series A Convertible Preferred Stock at the Purchase Price (as defined in
Section 7(k)). For shares of Series A Convertible Preferred Stock to be purchased as provided in this Section 7, the Corporation must receive, from the holder of such shares, at the office or agency of the Company maintained for that purpose a "Notice of Election of Purchase Upon a Change of Control" in the form of Exhibit A to this Certificate on or prior to the Purchase Date, as described in Section 7(c).

            (ii) The Purchase Price is payable, at the Corporation's option, (x) in cash, (y) in shares of the Common Stock at a discount of 5% from the Fair Market Value of Common Stock on the Purchase Date (i.e. valued at a 95% discount of the Common Stock on the Purchase Date), or (z) any combination thereof. If the Corporation pays all or a portion of the Purchase Price in Common Stock, no fractional shares of Common Stock will be issued; instead, the Company will round the applicable number of shares of Common Stock up to the nearest whole number of shares; provided that the Corporation may pay the Purchase Price (or a portion thereof), whether in cash or in shares of Common Stock, only if the Corporation has funds legally available for such payment and may pay the Purchase Price (or a portion thereof) in shares of its Common Stock only if (i) the Common Stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance and (ii) a shelf registration statement covering the issuance by the Corporation and/or resales of the Common Stock issuable as payment of the Purchase Price is effective on the Payment Date unless such shares are eligible for immediate resale in the public market by non-affiliates of the Corporation.

      (b) Holders of the Series A Convertible Preferred Stock will not have the right set forth in Section 7 (a) if:

            (i) (A) the closing sale price per share of the Common Stock for any five (5) trading days within the period of ten (10) consecutive trading days ending immediately after the later of the Change of Control or the public announcement thereof shall equal or exceed 105% of the Conversion Price immediately after the later of the Change of Control and the public announcement thereof, (B) the Common Stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance and (C) a shelf registration statement covering the issuance by the Corporation and/or resales of the Common Stock issuable as payment of the Purchase Price is effective on the Payment Date unless such shares are eligible for immediate resale in the public market by non-affiliates of the Corporation; or

            (ii) at least 90% of the consideration (excluding cash payments for fractional shares) in the Change of Control transaction consists of capital stock traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market or which will be so traded or quoted when issued in connection with the Change of Control, and as a result of the transaction, the Series A Convertible Preferred Stock becomes convertible solely into such capital stock, excluding cash payments for fractional shares.

      (c) Within (x) 15 days following any Section 7(i)(i) or (iv), Change of Control or (y) at least 15 days prior to any Section 7(i) (ii), (iii) or (v) Change of Control, the Corporation will mail a notice by first class mail to each holder's registered address describing the transaction or transactions that constitute the Change of Control and offering to purchase that holder's Series A Convertible Preferred Stock on the date specified in that notice, which date will be (x) no earlier than 30 days and no later than 60 days from the date the notice is mailed in the case of a Section 7(i)(i) or (iv) Change of Control or
(y) no later than the date of the Change of Control in the case of a Section 7(i)(ii), (iii) or (v) Change of Control. Such notice will, among other things, state:

            (i) the event constituting the Change of Control;

            (ii) the date of the Change of Control;

            (iii) the last date on which a holder of Series A Convertible Preferred Stock may exercise the purchase right;

            (iv) the Purchase Price and the Purchase Date;

            (v) the name and address of the paying agent and conversion agent;

            (vi) the Conversion Rate and any adjustments to the Conversion Rate;

            (vii) the Make Whole Premium (as defined in Section 8(e)), if any, payable in accordance with Section 8;

            (viii) that shares of Series A convertible Preferred Stock with respect to which a "Notice of Election of Purchase Upon a Change of Control" has been given by the holder may be converted only if the holder withdraws such notice in accordance with Section 7(d);

            (ix) the CUSIP number or numbers of the Series A Convertible Preferred Stock (if then generally in use);

            (x) whether the Corporation will pay the Purchase Price in cash or in shares of Common Stock; and

            (xi) if the Corporation elects to pay any portion of the Purchase Price in Common Stock, the amount of such portion and the method of calculating the number of shares of Common Stock.

      (d) A holder of Series A Convertible Preferred Stock that has delivered a "Notice of Election of Purchase Upon a Change of Control" in accordance with
Section 7(a) may withdraw the request for the Corporation to repurchase such Series A Convertible Preferred Stock by delivering written notice to the paying agent designated in the Corporation's notice pursuant to Section 7(c) prior to the close of business on the business day prior to the repurchase date. Such notice must state:

            (i) the Liquidation Preference of the withdrawn Series A Convertible Preferred Stock;

            (ii) if the withdrawn Series A Convertible Preferred Stock has been certificated, the certificate numbers (or, if such shares are not certificated, the withdrawal notice must comply with appropriate Depository Trust Company ("DTC") procedures); and

            (iii) the number of shares of Series A Convertible Preferred Stock, if any, and their aggregate Liquidation Preference, which remain subject to the "Notice of Election of Purchase Upon Change of Control."

      (e) The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of Series A Convertible Preferred Stock as a result of a Change of Control with respect to the Corporation. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this Section 7, the Corporation shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 7.

      (f) On the Purchase Date set forth in the notice mailed to holders pursuant to Section 7(c), the Corporation will, to the extent lawful, (i) purchase all shares of Series A Convertible Preferred Stock properly tendered,
(ii) deposit with (A) the DTC, with respect to shares held by DTC or the agent, or (B) Continental Stock Transfer & Trust Company, as the Corporation's initial registrar and, thereafter, any registrar duly appointed by the Corporation (the "Registrar"), with respect to shares held in certificated form, as applicable, an amount equal to the Purchase Price of the shares of Series A Convertible

Preferred Stock so tendered, (iii) deliver or cause to be delivered to DTC or the Registrar shares of Series A Convertible Preferred Stock so accepted together with an officers' certificate stating the aggregate Liquidation Preference of the shares of Series A Convertible Preferred Stock being purchased by the Corporation. DTC or the Registrar, as applicable, shall promptly mail or deliver to each holder of shares of Series A Convertible Preferred Stock so tendered the applicable payment for those shares of Series A Convertible Preferred Stock, and the Registrar shall promptly countersign and mail or deliver to each holder certificates representing, or cause to be transferred by book-entry to each holder, new shares of Series A Convertible Preferred Stock equal in aggregate Liquidation Preference to any unpurchased portion of the shares of Series A Convertible Preferred Stock surrendered, if any. The Corporation shall publicly announce the results of its offer on or as soon as practicable after the Purchase Date for the purchase of shares of Series A Convertible Preferred Stock in connection with a Change of Control.

      (g) The Corporation shall not be required to purchase any shares of Series A Convertible Preferred Stock upon the occurrence of a Change of Control if a third party makes an offer to purchase the Series A Convertible Preferred Stock in the manner, for the amount, at the times and otherwise in compliance with the requirements described in this Section 7 and purchases all shares of Series A Convertible Preferred Stock validly tendered and not withdrawn.

      (h) The right of the holders of shares of Series A Convertible Preferred Stock described in this Section 7 will be subject to the Corporation's obligation to repay or repurchase all of its debt obligations or Series A Convertible Preferred Stock required to be repurchased or repaid in connection with a transaction or event that constitutes a Change of Control and to any contractual restrictions contained in the Corporation's indebtedness. When the Corporation shall have satisfied these obligations or these obligations are no longer applicable to the Corporation and, subject to the legal availability of funds for this purpose, the Corporation shall then purchase all shares of Series A Convertible Preferred Stock tendered for purchase by the Corporation upon a Change of Control pursuant to this Section 7.

      (i) "Change of Control" means, with respect to the Corporation, the occurrence of any of the following:

            (i) any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than the Corporation, a subsidiary of the Corporation or Corporation's subsidiary employee benefit plan, files a schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner" (as defined in Rules 13d-3 under the Exchange Act) of Common Stock representing more than 50% or more of the voting power of Common Stock entitled to vote generally in the election of directors of the Corporation; or

            (ii) the Corporation consolidates or merges with or into another person (other than a wholly owned subsidiary); provided, however, that a transaction, where the holders of the Corporation's Common Stock immediately prior to such transaction have, directly or indirectly more than 50% of the aggregate power of the common stock of the continuing or surviving corporation or transferee entitled to vote generally at the election of directors immediately after such event shall not be a Change of Control;

            (iii) the Corporation and/or one or more of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any person (other than to the Company or a wholly owned Subsidiary);

            (iv) if during any period of two consecutive years, the Continuing Directors (as defined in Section 7(j)) cease for any reason to constitute a majority of the Board of Directors; or

            (v) the Corporation or its stockholders adopt a plan of liquidation or dissolution.

      (j) "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who was (1) a member of such Board of Directors on the date of the initial issuance of Series A Convertible Preferred Stock or
(2) nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      (k) "Purchase Price" means, per share of Preferred Stock, 101% of the Liquidation Preference thereof, plus all accrued and unpaid and accumulated dividends, if any, to the date of purchase thereof and, the Make Whole Premium (as defined in Section 8(f)), if any, as determined in accordance with Section 8.

      Section 8. Make Whole Premium.

      (a) If a Make Whole Change of Control (defined in Section 8(d)) becomes effective prior to December 12, 2007, holders of shares of Series A Convertible Preferred Stock shall be entitled to receive a Make Whole Premium (defined in Section 8(e)), payable upon payment of the Purchase Price in accordance with
Section 7 or upon conversion of such shares as provided in Section 6(h). The Make Whole Premium shall be payable solely in shares of Common Stock, which shares of Common Stock will be valued at the Fair Market Value on the effective date of the Make Whole Change of Control, or in the same form of consideration into which all or substantially all of the Common Stock has been converted or exchanged in connection with the Make Whole Change of Control. No fractional shares will be issued upon payment of the Make Whole Premium and the aggregate number of shares of Common Stock which would otherwise be issuable shall be rounded to the nearest whole number. The Make Whole Premium will be payable on
(i) the 35th trading day after the effective date of the Make Whole Change of Control with respect to shares of Series A Convertible Preferred Stock converted in accordance with Section 6(h) and (ii) on the date the Change of Control Purchase Price is paid with respect to shares of Series A Convertible Preferred Stock for which the holder has exercised its Change of Control right under
Section 7. If holders of Common Stock receive or have the right to receive more than one form of consideration in connection with the Make Whole Change of

Control, then, for purposes of the foregoing, the forms of consideration in which the Make Whole Premium will be paid will be in proportion to the relative value determined in accordance with Section 8(g) of the different forms of consideration paid to holders of Common Stock in connection with the Make Whole Premium Change of Control (to the extent practicable, as determined by the Board of Directors). Holders of Series A Convertible Preferred Stock will not be entitled to the Make Whole Premium if the Stock Price for the Make Whole Change of Control is less than $10.34 or greater than $20.68 (which amounts are subject to adjustment as of any date on which the Conversion Rate is adjusted pursuant to Section 8(b)).

      (b) The Make Whole Premium will be determined by reference to the table below and is based on the date on which the applicable Make Whole Change of Control becomes effective and the Stock Price (as defined in Section 8(f)) as of such date. The Stock Prices will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately before that adjustment of the Conversion Rate multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

      The table below sets forth the Make Whole Premiums for a Make Whole Change of Control that become effective prior to December 12, 2007:


         Effective Date of Make Whole
         Change of Control                                    Make Whole Premium
         -----------------------------                        ------------------
         October 27, 2005                                          $3.4580
         April 27, 2006                                            $2.6455
         October 27, 2006                                          $1.8330
         April 27, 2007                                            $1.0205
         October 27, 2007                                          $0.2080
         December 12, 2007                                         $0.00

      (c) The exact Make Whole Change of Control effective date may not be set forth on the table, in which case if:

            (i) the Make Whole Change of Control effective date is between two dates shown in the table above, the Make Whole Premium will be determined by straight-line interpolation between Make Whole Premium amounts set forth for the two dates, as applicable, based on a 365-day year; and

            (ii) the Stock Price is less than $10.34 per share (subject to adjustment) or more than $20.68 per share (subject to adjustment), no Make Whole Premium will be paid.

      (d) "Make Whole Change of Control" means a Change of Control  described in
Section 7(i)(ii) unless (x) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments for dissenters' appraisal rights) in the Make Whole Change of Control consists of common stock of a United States company traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market (or will be so traded or quoted when issued or exchanged in connection with such transaction) and (y) as a result of such transaction or transactions, the shares of Series A Convertible Preferred Stock become convertible into such common stock.

      (e) "Make Whole Premium" means with respect to Make Whole Change of Control, the amount determined in accordance with Section 8(b).

      (f) "Stock Price" means, with respect to a Make Whole Change of Control, the price paid, or deemed paid, per share of Common Stock in the transaction.

      (g) The Stock Price paid, or deemed paid, per share of Common Stock in the transaction constituting the Make Whole Change of Control will be calculated as follows:

            (i) securities that are traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market will be valued at the average of the closing prices of such securities for the five consecutive trading days beginning on the effective date of the Make Whole Change of Control.

            (ii) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks, and

            (iii) 100% of any cash.

      Section 9. Voting Rights.

      (a) Except as set forth in this Section 9 or as otherwise from time to time required by law, the holders of the Series A Convertible Preferred Stock shall not be entitled to vote.

      (b) The affirmative vote or consent of the holders of at least two thirds of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for the Corporation to:

            (i) amend, alter or repeal the Corporation's Certificate of Incorporation or this Certificate of Designation of Series A Convertible Preferred Stock, if such amendment, alteration or repeal would alter or change any power, performance or special right of the Series A Convertible Preferred Stock in any manner materially adverse to the Series A Convertible Preferred Stock; or

            (ii) create, authorize or issue any series or shares of capital stock convertible into Common Stock which is senior to the Series A Convertible Preferred Stock in terms of liquidation or dividends.

      (c) In any case in which the holders of Series A Convertible Preferred Stock shall be entitled to vote pursuant to this Section 9 or pursuant to Delaware law, each holder of Series A Convertible Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series A Convertible Preferred Stock held.

      Section 10. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

      Section 11. Preemptive Rights. The holders of the Series A Preferred Stock are not entitled to any preemptive rights.

      Section 12. Outstanding Shares. All shares of Series A Convertible Preferred Stock shall be deemed outstanding except: (i) from the date of surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion into Common Stock, all shares of Series A Convertible
Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.


      IN WITNESS WHEREOF, Ionatron, Inc. has caused this certificate to be signed by Robert Howard, its Chairman of the Board this 26th day of October 2005.

                                                 IONATRON, INC.


                                                 By /s/ Robert Howard
                                                    ----------------------------
                                                    Name: Robert Howard
                                                    Title: Chairman of the Board

                                    EXHIBIT A

                     FORM OF NOTICE OF ELECTION OF PURCHASE
                            UPON A CHANGE OF CONTROL

TO:  IONATRON, INC.

      The undersigned hereby irrevocably acknowledges receipt of a notice from Ionatron, Inc. (the "Company") as to the occurrence of a Change of Control with respect to the Company and requests and instructs the Company to purchase _____ shares of Series A Convertible Preferred Stock (the "Preferred Stock") according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the "Certificate of Designations"), as of the date written below.

      Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date:
      --------------------------------------------------------------------------

Social Security Number or Other Tax Identification Number:
                                                           ---------------------

Aggregate Liquidation Preference to be purchased (if less than all):
                                                                     -----------

Signature:
           ---------------------------------------------------------------------

 (The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever)

Signature Guarantee:

* Signature must be guaranteed by an "eligible guarantor institution" (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.


Name:
     ---------------------------------------------------------------------------

Address:**
          ----------------------------------------------------------------------

Fax No.:
        ------------------------------------------------------------------------

** Address where payments or certificates shall be sent by the Company.